    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 3, 2001.
                                            REGISTRATION STATEMENT NO. 333-52632

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                               AMENDMENT NO. 1 TO
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                COHO ENERGY, INC.
             (Exact name of registrant as specified in its charter)


           TEXAS                                 1311                              75-2488635
(State or other jurisdiction of       (Primary Standard Industrial               (IRS Employer
incorporation or organization)        Classification Code Number)            Identification Number)

            14785 PRESTON ROAD, SUITE 860                                 MICHAEL MCGOVERN
                 DALLAS, TEXAS 75240                           PRESIDENT AND CHIEF EXECUTIVE OFFICER
                    (972) 774-8300                                 14785 PRESTON ROAD, SUITE 860
            (Address and telephone number                               DALLAS, TEXAS 75240
              of registrant's principal                                    (972) 774-8300
                  executive offices)                (Name, address and telephone number of agent for service)

                                 With a Copy to:


                              MICHAEL O'LEARY, Esq.
                             ANDREWS & KURTH L.L.P.
                             600 TRAVIS, SUITE 4200
                                HOUSTON, TX 77002


         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective as the selling shareholders may determine.

         If any of the securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


         The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8 (a), may determine.


================================================================================

         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.



            PROSPECTUS SUBJECT TO COMPLETION. DATED JANUARY 3, 2001.



                                16,711,274 SHARES

                                   [COHO LOGO]

                                COHO ENERGY, INC.

                                  COMMON STOCK

                                   ----------

         This prospectus relates to 16,711,274 shares of our common stock, par value $0.01 per share. All of the shares are being offered by the selling shareholders identified in this prospectus. Coho will not receive any of the proceeds from the sale of shares by the selling shareholders.

         The common stock has had limited trading history since we emerged from bankruptcy on March 31, 2000. The common stock is traded in the over-the-counter market under the symbol "CHOH." January 2, 2001, the last price at which the common stock traded in the over-the-counter market was $3.19 per share, and there were 18,714,175 shares outstanding on that date.

                                   ----------

         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 3 BEFORE PURCHASING ANY OF THE COMMON STOCK.

                                   ----------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------


                THE DATE OF THIS PROSPECTUS IS ____________, 2001



--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                                                PAGE
                                                                                                ----
Risk factors..................................................................................... 3

Cautionary statement regarding forward-looking statements........................................ 6

Business of Coho Energy, Inc..................................................................... 7

Use of proceeds.................................................................................. 8

Selling shareholders............................................................................. 8

Glossary......................................................................................... 9

Plan of distribution............................................................................. 9

Legal matters.................................................................................... 10

Experts.......................................................................................... 10

Where you can find more information.............................................................. 11


         The terms "Coho," "our," "us" and "we" as used in this prospectus refer to Coho Energy, Inc. and its consolidated subsidiaries, unless we indicate otherwise or the context otherwise requires. Additional definitions related to oil and gas terms are located in the section of this prospectus called "Glossary."


--------------------------------------------------------------------------------

                                  RISK FACTORS

         An investment in our common stock is extremely risky. You should carefully consider the following factors, together with the other information contained in this prospectus or incorporated by reference herein, before investing in our common stock. An investment in our common stock involves a high degree of risk and may not be appropriate for investors who cannot afford to lose their entire investment.

RISK FACTORS RELATING TO OUR BUSINESS

OUR LEVEL OF DEBT MAY NOT ALLOW US TO PROPERLY PLAN FOR FUTURE OPPORTUNITIES OR TO COMPETE EFFECTIVELY.

         After the consummation of our plan of reorganization, we have a significant amount of indebtedness. Our total consolidated indebtedness as of September 30, 2000 was $293.1 million and the ratio of total consolidated indebtedness to total capitalization was 79%. Our high level of indebtedness will have several important effects on our future operations, including:

o requiring us to devote a substantial portion of our cash flow from operations to pay interest on our indebtedness and not for other uses, such as funding working capital or capital expenditures;

o limiting our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes;

o putting us at a competitive disadvantage to our competitors who have less debt than us; and

o limiting our flexibility to plan for, or to react to, changes in our business and the industry in which we operate.

LIQUIDITY CONSTRAINTS MAY HINDER OUR CONTINUED OIL AND GAS OPERATIONS.

         We have historically funded our operations primarily through our cash flow from operations and borrowings under credit sources. We anticipate our principal sources of liquidity during the next 12 months will be cash on hand, cash generated by operations and borrowings under our bank credit facility.

         Our ability to raise funds through additional indebtedness is limited because substantially all of our crude oil and natural gas properties are subject to a lien for the benefit of the lenders under the bank credit facility. We may also choose to issue equity securities or sell assets to fund our operations, although the terms of our existing indebtedness limit our use of the proceeds of any sale of assets. If we elect to raise additional capital by issuing equity securities, there can be no assurance that we will be able to obtain equity financing on satisfactory terms or at all.

PAST SUBSTANTIAL NET LOSSES MAY AFFECT FUTURE OPERATIONS.

         We experienced a substantial net loss for the year ended December 31, 1999 of $30.7 million and for the nine months ended September 30, 2000 of $40.0 million. There can be no assurances that we will become profitable in the future.

WE MAY NOT BE ABLE TO REPLACE DEPLETED RESERVES THAT ARE NECESSARY TO CONTINUE OUR PRODUCTION.

         The rate of production from crude oil and natural gas properties declines as reserves are depleted. Except to the extent we acquire additional properties containing proved reserves, or conduct successful exploration and development activities that identify additional formations with primary or secondary reserve opportunities on our own properties, our proved reserves will decline as reserves are produced. Future crude oil and natural gas production is therefore highly dependent on our level of success in finding and acquiring additional reserves. Our ability to continue acquiring producing properties or companies that


--------------------------------------------------------------------------------
own producing properties assumes that major integrated oil companies and independent oil companies will continue to divest some of their crude oil and natural gas properties. There can be no assurance that these divestitures will continue or that we will be able to acquire producing properties at acceptable prices. Our ability to develop additional reserves is limited by the terms of the bank credit facility and the standby loan, each of which limits our ability to obtain additional financing in the future for acquisitions and capital expenditures.

THE BANKRUPTCY MAY HAVE CREATED A NEGATIVE IMAGE OF US.

         The negative effect, if any, which our plan of reorganization may have on our operations now that it has been consummated cannot be accurately predicted or quantified. Our plan of reorganization was consummated on March 31, 2000. Although we believe that the consummation of our plan of reorganization has had and will continue to have a minimal effect on our relationships with our customers, employees and suppliers, we cannot assure you that there will not be a detrimental impact on future sales and patronage because of the negative image of us that may have been created by the bankruptcy.

IF WE ARE UNABLE TO COMPETE EFFECTIVELY AGAINST MAJOR OIL COMPANIES AND OTHER INDEPENDENT OPERATORS, WE MAY BE UNABLE TO OBTAIN NECESSARY MATERIALS AND RESOURCES AND MAY EXPERIENCE A SIGNIFICANT DISRUPTION OF OUR OPERATIONS.

         We encounter strong competition from major oil companies and independent operators in acquiring properties and leases for the exploration for, and production of, crude oil and natural gas. Competition is particularly intense with respect to the acquisition of desirable underdeveloped crude oil and natural gas properties. Many of our competitors have financial resources, staff and facilities substantially greater than ours. Although we believe our current operating and financial resources will be adequate to preclude any significant disruption of our operations in the immediate future, the continued availability of these materials and resources to us cannot be assured.

WE HAVE A HIGH LEVEL OF DEPENDENCE ON THREE CUSTOMERS THAT CAN DIRECTLY AFFECT OUR INCOME STATEMENT.

During 1999, two purchasers of our crude oil and natural gas, EOTT Energy Operating Limited Partnership and Amoco Production Company, accounted for 39% and 41%, respectively, of our revenues. During the nine months ended September 30, 2000, EOTT and Amoco accounted for 41% and 39%, respectively, of our revenues. In November 2000, we began selling our crude oil that had been previously sold to Amoco, to TEPPCO Crude Oil, L.P. and Sunoco, Inc. While we believe that our relationships with EOTT, TEPPCO and Sunoco have been and will continue to be good, any loss of revenue from these customers due to nonpayment by the customer would have an adverse effect on our net income and earnings per share on our income statement and, ultimately, may affect our share price. In addition, any significant late payment may adversely affect our short-term liquidity position.

OUR INDEPENDENT AUDITOR'S REPORT INDICATES THAT WE MAY NOT BE ABLE TO CONTINUE AS A GOING CONCERN.

         The independent auditor's report on our financial statements for the year ended December 31, 1999 is qualified with respect to our ability to continue as a going concern. Specifically, the report notes that we had recurring losses, we defaulted on our old bank credit facility, and we had negative cash flow from operations in 1999. The financial statements included in our Annual Report on Form 10-K have been prepared assuming we will continue as a going concern, though that assumption may not necessarily be true.

THE ANTITAKEOVER EFFECTS OF SOME OF THE PROVISIONS OF OUR GOVERNING DOCUMENTS MAY PREVENT SOME TRANSACTIONS.

         Some of the provisions of our articles of incorporation and bylaws may tend to deter potential unsolicited offers or other efforts to obtain control that are not approved by our board of directors. These provisions include the right of our board of directors, without any action by our shareholders, to fix the rights and preferences of undesignated preferred stock, including dividend, liquidation and voting rights.


--------------------------------------------------------------------------------

All of these provisions apply to the common stock, and may have the effect of delaying, deferring or preventing a change of control.

OUR COMMON STOCK IS NOT LISTED ON THE NASDAQ NATIONAL MARKET OR ANY OTHER STOCK EXCHANGE, WHICH MAY DEPRESS THE PRICE OF THE COMMON STOCK AND YOU MAY HAVE DIFFICULTIES RESELLING THE STOCK.

         We intend to explore the possibility of listing our common stock on the Nasdaq National Market or on one or more other national securities exchanges. However, there can be no assurance that we will determine that it is feasible, practicable or advisable to list our common stock or that, if an application is made, our common stock would be approved for listing. Our inability to secure the listing of our common stock or the decision not to list our common stock will affect the liquidity and marketability of our common stock. Even if our common stock is approved for listing on the Nasdaq National Market or any other national securities exchange, there can be no assurance as to the price as to which any shares of our common stock may be traded when issued or that an established market for those securities will develop.


RISK FACTORS RELATING TO THE OIL AND GAS INDUSTRY

OUR PROFITABILITY IS HIGHLY DEPENDENT ON INDUSTRY CONDITIONS THAT HAVE, IN THE PAST, CAUSED US TO IMPLEMENT SIGNIFICANT WRITEDOWNS OF OUR ASSETS.

         Our revenue, profitability and future rate of growth substantially depend on prevailing prices for crude oil and natural gas. Crude oil and natural gas prices can be extremely volatile. Prices are also affected by actions of state and local agencies, the United States and foreign governments and international cartels. Prices for crude oil and natural gas were depressed by excess imported supplies during 1998 and the first half of 1999 and reached historic lows on an inflation-adjusted basis. During the last half of 1999, commodity prices improved significantly and prices continued to increase during 2000 reaching high price levels not seen since the early 1980's. There can be no assurance that commodity prices will remain high or will not return to historic lows. These external factors and the volatile nature of the energy markets make it difficult to estimate future prices of crude oil and natural gas. The substantial and extended decline in the prices of crude oil and natural gas during 1998 and 1999 adversely affected our financial condition and the results of our operations, including reduced cash flow and borrowing capacity. All of these factors are beyond our control.

         We periodically review the carrying value of our crude oil and natural gas properties under the full cost accounting rules of the Securities and Exchange Commission. Under these rules, a ceiling test is performed whereby capitalized costs of proved oil and natural gas properties may not exceed a present value, based on unescalated prices at a single point in time, of estimated future net revenues from proved reserves, discounted at 10%. Application of the ceiling test generally requires pricing future revenue at the unescalated prices in effect as of the end of each fiscal quarter and requires a write-down for accounting purposes if the ceiling is exceeded. We were required to write down the carrying value of our crude oil and natural gas properties during 1998 by an aggregate of $188 million. We took a write-down of our Tunisian properties of $5.4 million during the third quarter of 1999 once it was determined that an exploratory well drilled in Tunisia, North Africa would not produce sufficient quantities of crude oil to justify further completion work on the well. When a write-down is required, it results in a charge to earnings, but does not affect cash flow from operating activities. Once incurred, a write-down of crude oil and natural gas properties is not reversible at a later date.

WE RELY ON ESTIMATES OF PROVED RESERVES AND FUTURE NET REVENUE INFORMATION THAT ARE SUBJECT TO MANY FACTORS AND ANY NEGATIVE VARIANCE IN THESE ESTIMATES COULD AFFECT OUR REPORTED ASSETS AND OUR ABILITY TO BORROW FUNDS.

         There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and the timing of development expenditures, including many factors beyond our control. The reserve data included in our 1999 annual report on Form 10-K represent only estimates. In addition, the estimates of future net revenue from proved reserves and their present value are


--------------------------------------------------------------------------------
based on assumptions about future production levels, prices and costs that may change over time. In particular, estimates of crude oil and natural gas reserves, future net revenue from proved reserves and the present value of proved reserves for the crude oil and natural gas properties described in this prospectus and incorporated herein by reference are based on the assumption that future crude oil and natural gas prices remain the same as crude oil and natural gas prices at December 31, 1999. The NYMEX prices as of December 31, 1999, used for purposes of our estimates were $25.60 per Bbl of crude oil and $2.33 per Mcf of natural gas. Any significant variance in actual results from these assumptions could also materially affect the estimated quantity and value of our reserves.


WE ARE SUBJECT TO SIGNIFICANT GOVERNMENT REGULATION THAT MAY HINDER OUR ABILITY TO CONDUCT OUR BUSINESS.

         Our business is subject to federal, state, provincial and local laws and regulations relating to the exploration for and development, production and marketing of crude oil and natural gas, as well as environmental and safety matters. These laws and regulations have generally become more stringent in recent years, often imposing greater liability on a larger number of potentially responsible parties. Because the requirements imposed by these laws and regulations are frequently changed, we are unable to predict the ultimate cost of compliance with these requirements. There is no assurance that laws and regulations enacted in the future will not hinder our ability to conduct our business.

COSTS OF ENVIRONMENTAL LIABILITIES, REGULATION AND LITIGATION COULD EXCEED OUR ESTIMATES.

         Our current and former operations involve management of regulated materials and are subject to various environmental laws and regulations. These laws and regulations may obligate us to remediate various sites at which petroleum, chemicals, low-level radioactive substances or other regulated materials may have been disposed of or released. We have been party to legal proceedings involving environmental matters in the past. Although these legal proceedings were settled in connection with our plan of reorganization, there can be no assurance that we will not be party to other legal proceedings involving environmental matters in the future.

         It is not possible for us to estimate reliably the amount and timing of all future expenditures related to environmental matters because of:

         o   the difficulty of estimating remediation costs;

         o the uncertainty in quantifying liabilities under environmental laws that may impose joint and several liability on all potentially responsible parties; and

         o   the nature of environmental laws and regulations.

         Although we believe we have established appropriate reserves for liabilities, including remediation costs, we could be required to set aside additional reserves in the future due to these uncertainties.


CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus includes statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this prospectus or incorporated by reference herein that address activities, events or developments that we expect, project, believe or anticipate will or may occur in the future, including:

     o   crude oil and natural gas reserves,

     o   future acquisitions,


--------------------------------------------------------------------------------

     o   future drilling and operations,

     o   future capital expenditures,

     o   future production costs,

     o   future production of crude oil and natural gas, and

     o   future net cash flow of proved crude oil and natural gas reserves are forward-looking statements. These statements are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate in the circumstances. These types of statements are subject to a number of assumptions, risks and uncertainties, including those related to:

     o   competition,

     o   general economic and business conditions,

     o   prices of crude oil and natural gas,

     o the business opportunities, or lack thereof, that may be presented to and pursued by us,

     o   changes in laws or regulations, and

     o the other factors discussed above under the heading "Risk Factors" in this prospectus.

     These types of statements are not guarantees of future performance and actual results or developments may differ materially from those projected in the forward-looking statements. You should not rely on this information as an estimate or prediction of future performance.


                         BUSINESS OF COHO ENERGY, INC.

         We are an independent energy company engaged, through our wholly owned subsidiaries, in the development and production of, and exploration for, crude oil and natural gas. Our operations are concentrated principally in Mississippi and Oklahoma.

         At December 31, 1999, our total proved reserves were 113.9 MMBOE, of which approximately 94% were comprised of crude oil and approximately 69% were proved developed. The present value of estimated future net cash flows, before income taxes, of proved crude oil and natural gas reserves, discounted at an assumed rate of 10%, was $790.2 million. We also have substantial exploitation reserve growth opportunities, including recompletions, drilling and waterflood projects. Additionally, we have exploration and exploitation reserve growth opportunities associated with our 3-D seismic databases in Mississippi and Oklahoma within the geographical confines of our existing fields. Of the 21 major producing properties in which operations are conducted, we operate 17 and own an average working interest of approximately 77% in these operated properties. Our significant control of operations and geographic focus have resulted in substantial operating economies of scale that have enabled us to maintain a low cost structure.

       Our strategy is to maximize production and increase reserves through

     o relatively low-risk activities such as development and delineation drilling, multi-zone completions, recompletions, enhancement of production facilities and secondary recovery projects;


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                                     Page 7

     o use of 3-D seismic and other technologies to identify exploration projects and to identify reserves;

     o acquisition of controlling interests in underdeveloped crude oil and natural gas properties, and

     o   significant control of operations.

         Our executive offices are located at 14785 Preston Road, Suite 860, Dallas, Texas 75240, and our telephone number is (972) 774-8300.

         On August 23, 1999, we filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code. We filed a plan of reorganization that was confirmed by the bankruptcy court on March 20, 2000. On March 31, 2000, our plan of reorganization became effective and was consummated.


                                USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the shares of common stock offered by this prospectus.


                              SELLING SHAREHOLDERS

         On March 31, 2000, our plan of reorganization was consummated and we emerged from bankruptcy. The selling shareholders received 14,039,826 shares of common stock under the plan of reorganization in full settlement of our old $150 million 8 7/8% Senior Subordinated Notes due 2007 and 2,671,448 shares of common stock as lenders under our new $72 million 15% Senior Subordinated Notes due 2007. This prospectus relates to the sale by such shareholders from time to time of up to 16,711,274 shares of our common stock.

         The table below sets forth information, as of December 22, 2000, regarding the beneficial ownership of the shares of common stock by the selling shareholders. Each selling shareholder is offering all of the shares they beneficially own, and assuming they sell every share, will not beneficially own any shares of Coho. The selling shareholders may offer all, some or none of their shares.

                                                                               Beneficially Owned
                                                                                Prior to Offering
                                                                                -----------------
                                                                           Number of         Percent of
Selling Shareholders                                                        Shares             Class
--------------------                                                     -------------      ------------
PPM America Special Investments Fund, L.P. (1)                               3,047,873            16.3%
PPM America Special Investments CBO II, L.P. (1)                             3,673,203            19.6%
Appaloosa Investment Limited Partnership I (2)                               2,689,880            14.4%
Palomino Fund Ltd. (2)                                                       2,580,054            13.8%
Oaktree Capital Management, LLC (3)                                          4,476,979            23.9%
Pacholder Value Opportunity Fund, L.P. (4)                                      56,143              *
Pacholder High Yield Fund, Inc. (4)                                             74,857              *
One Group High Yield Bond Fund (4)                                              74,857              *
Evangelical Lutheran Church in America Board of Pensions (4)                    37,428              *
                                                                         -------------
                                                                            16,711,274
                                                                         =============

*  Less than 1%


(1) Represents shares held in accounts managed by PPM America, Inc. for which it has voting and dispositive power.


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                                     Page 8

(2) Represents shares held in accounts managed by Appaloosa Management L.P. for which it has voting and dispositive power.

(3) Oaktree Capital Management, LLC is the investment manager and/or general partner of (i) the OCM High Yield Limited Partnership, which directly owns 175,960 or 1.0% of our shares of common stock; (ii) the OCM High Yield Fund II, L.P., which directly owns 830,385 or 4.4% of our shares of common stock; and (iii) the OCM High Yield Trust, which directly owns 448,552 or 2.4% of our shares of common stock. Oaktree is also the investment manager of various third party separate accounts, which directly owns in the aggregate 3,022,082 or 16.1% of our shares of common stock. Although Oaktree may be deemed to beneficially own such shares for purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended, Oaktree, a registered investment advisor under the Investment Advisors Act of 1940, as amended, disclaims any beneficial ownership of the shares of common stock held by the funds and accounts that Oaktree manages.

(4) Represents shares held in accounts managed by Pacholder Associates, Inc. for which it has voting and dispositive power.

      PPM America, Inc., Appaloosa Management L.P., and Oaktree Capital Management, LLC selected our existing board of directors.


                                    GLOSSARY

         The following definitions apply to the technical terms used in this prospectus:

         "3-D seismic" means an interpretive data set that allows a view of a vertical cross-section as well as a horizontal cross-section beneath a prospective area.

         "BOE" means barrel of oil equivalent, assuming a ratio of six thousand cubic feet (mcf) of gas to one barrel of crude oil.

         "Present value of proved reserves" means the present value discounted at 10% of estimated future net cash flows before income taxes of proved crude oil and natural gas reserves.

         "Proved developed reserves" means only those proved reserves expected to be recovered from existing completion intervals in existing wells and those reserves that exist behind the casing of existing wells when the cost of making those reserves available for production is relatively small relative to the cost of a new well.

         "Proved reserves" means natural gas, crude oil, condensate and natural gas liquids on a net revenue interest basis, found to be commercially recoverable.

         "Recompletion" means leaving one formation for another formation within a well bore.

         "Secondary recovery" means a method of oil and natural gas extraction in which energy sources extrinsic to the reservoir are used.


                              PLAN OF DISTRIBUTION

         Coho is registering the shares of common stock on behalf of the selling shareholders. We anticipate that the selling shareholders may sell all or a portion of the shares of the common stock offered by this prospectus from time to time on the over-the-counter market, on other securities exchanges or in private transactions, at fixed prices, at market prices prevailing at the time of sale or at prices reasonably related to the market price, at negotiated prices, or by a combination of these methods of sale through:

o ordinary brokerage transactions and transactions in which the broker solicits purchases;


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                                     Page 9

o sales to one or more brokers or dealers as principal, and the resale by those brokers or dealers for their account, including resales to other brokers and dealers;

o block trades in which a broker or dealer will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction; or

o        privately negotiated transactions with purchasers.

We are not aware as of the date of this prospectus of any agreements between the selling shareholders and any broker-dealers regarding the sale of the shares of common stock offered by this prospectus, although we have made no inquiry in that regard.

         The selling shareholders and any broker, dealer or other agent executing sell orders on behalf of the selling shareholders may be considered to be underwriters within the meaning of the Securities Act. If so, commissions received by any of these brokers, dealers or agents and profit on any resale of the shares of common stock may be considered to be underwriting commissions under the Securities Act. These commissions received by a broker, dealer or agent may be in excess of customary compensation.

         All costs, fees and expenses or registration incurred in connection with the offering will be borne by us. All selling and other expenses incurred by the selling shareholders will be borne by the selling shareholders.

         The selling shareholders also may resell all or a portion of the shares of common stock offered by this prospectus in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that Rule.

         Under the Securities Exchange Act of 1934, any person engaged in a distribution of the common stock may not simultaneously engage in market-making activities with respect to the common stock for nine business days prior to the start of the distribution. In addition, each selling shareholder and any other person participating in a distribution will be subject to the Securities Exchange Act of 1934 which may limit the timing of purchases and sales of common stock by the selling shareholders or any such other person. These factors may affect the marketability of the common stock and the ability of brokers or dealers to engage in market-making activities.

                                 LEGAL MATTERS

         Andrews & Kurth L.L.P., Houston, Texas will pass upon the validity of the securities offered by this prospectus.

                                    EXPERTS

         The financial statements and schedules incorporated by reference in the prospectus and elsewhere in the registration statement to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports. Reference is made to said report, which includes an explanatory paragraph with respect to the uncertainty regarding the Company's ability to continue as a going concern as discussed in Note 2 to the financial statements.

         With respect to the unaudited interim financial information for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of that information. However, their separate reports thereon state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial


--------------------------------------------------------------------------------
information because those reports are not a "report" or "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Act.

         The historical reserve information included in our annual report on Form 10-K for the year ended December 31, 1999, which is incorporated in this prospectus by reference, was reviewed by Ryder Scott Company and Sproule Associates, Inc. Our historical reserve information has been included in reliance upon the authority of each firm as experts with respect to matters contained in their respective reserve reports.

                      WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the SEC a registration statement under the Securities Act of 1933 that registers the shares to be sold by the selling shareholders. The registration statement, including exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

         In addition, we file reports, proxy statements and other information with the SEC under the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the SEC:

Public Reference Room                 New York Regional Office            Chicago Regional Office
Room 1024                             Suite 100                           Citicorp Center
450 Fifth Street, N.W.                7 World Trade Center                Suite 1400
Washington, D.C.  20549               New York, New York  10048           500 West Madison Street
                                                                          Chicago, Illinois  60661-2511

         You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains an Internet World Wide Web site that contains reports, proxy statements and other information about issuers, including us, who file electronically with the SEC. The address of that site is http://www.sec.gov.

         The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any further filings made with the SEC under Sections 13(a), 13 (c), 14 or 15 (d) of the Exchange Act, until all of the shares offered by this prospectus have been sold:

         o Our annual report on Form 10-K for the year ended December 31, 1999;


         o Our quarterly reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000;

         o   Our current report on Form 8-K dated April 7, 2000; and

         o Our current report on Form 8-K dated January 3, 2001, which contains a description of our capital stock.


         You can obtain any of the documents incorporated by reference in this prospectus through us or from the SEC through the SEC's web site at the address provided above. You may request a copy of these filings at no cost by writing or telephoning us at the following address:

                  Coho Energy, Inc.
                  17485 Preston Rd., Suite 860
                  Dallas, TX  75240
                  (972) 744-8300
                  Attn:  Gary Pittman



--------------------------------------------------------------------------------

         We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of Coho Energy, Inc. have not changed since the date hereof.


                                   ----------



                                16,711,274 SHARES



                                COHO ENERGY, INC.



                                  COMMON STOCK



                                   ----------

                                   PROSPECTUS

                                   ----------


                                            , 2001
                              --------------



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                                     Page 12

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses in connection with the offering are:

Securities and Exchange Commission Registration Fee .......... $  14,873
Legal Fees and Expenses.......................................    15,000
Accounting Fees and Expenses .................................     5,000
Printing Expenses.............................................     2,000
Miscellaneous.................................................     1,000
                                                               ---------

          TOTAL  ............................................. $  37,873
                                                               =========


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Article 2.02-1 of the Texas Business Corporation Act provides that any director or officer of a Texas corporation may be indemnified against judgments, penalties, fines, settlements and reasonable expenses actually incurred by him in connection with or in defending any action, suit or proceeding in which he is a party by reason of his position. With respect to any proceeding arising from actions taken in his official capacity as a director or officer, he may be indemnified so long as it shall be determined that he conducted himself in good faith and that he reasonably believed that his conduct was in the corporation's best interests. In cases not concerning conduct in his official capacity as a director or officer, a director may be indemnified as long as he reasonably believed that his conduct was not opposed to the corporation's best interests. In the case of any criminal proceeding, a director or officer may be indemnified if he had no reasonable cause to believe his conduct was unlawful. If a director or officer is wholly successful, on the merits or otherwise, in connection with this type of proceeding, indemnification is mandatory. The Amended and Restated Bylaws of Coho Energy, Inc. provide for indemnification of its present and former directors and officers to the fullest extent provided by Article 2.02-1.

         Coho's amended and restated articles of incorporation contain a provision that limits the liability of Coho's directors as permitted under Texas law. The provision eliminates the liability of a director to Coho or its shareholders for monetary damages for negligent or grossly negligent acts or omissions in the director's capacity as a director. The provision does not affect the liability of a director (i) for breach of his duty of loyalty to Coho or to shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for acts or omissions for which the liability of a director is expressly provided by an applicable statute, or (iv) in respect of any transaction from which a director received an improper personal benefit. Under the amended and restated articles of incorporation, the liability of directors will be further limited or eliminated without action by shareholders if Texas law is amended to further limit or eliminate the personal liability of directors.

         The above discussion of Texas law and the amended and restated articles of incorporation is not intended to be exhaustive and is qualified in its entirety by Texas law and the amended and restated articles of incorporation.

         Texas corporations are also authorized to obtain insurance to protect officers and directors from specified liabilities, including liabilities against which the corporation cannot indemnify its directors and officers. Coho Energy, Inc. currently has in effect a director's and officer's liability insurance policy, which provides coverage in the maximum amount of $40,000,000, subject to a $250,000 deductible. This policy covers the directors' and officers' actions prior to the effective date, as described in the plan of reorganization.


--------------------------------------------------------------------------------

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Coho under the foregoing provisions, Coho has been informed that in the opinion of the Commission this type of indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16. EXHIBITS

         (a) Exhibits.


         2.1*    --    Debtor's First Amended and Restated Chapter 11 Plan of Reorganization as filed with the United States Bankruptcy Court for the Northern District of Texas on
                       February 14, 2000.

         2.2*    --    Debtor's First Amended and Restated Disclosure Statement with Respect to the
                       Joint Plan of Reorganization under Chapter 11 of the United States Bankruptcy
                       Code as filed with the United States Bankruptcy Court for the Northern
                       District of Texas on February 14, 2000.

         2.3     --    Findings of Fact, Conclusions of Law, and Order Confirming Debtors' First
                       Amended and Restated Chapter 11 Plan of Reorganization as filed with the
                       United States Bankruptcy Court for the Northern District of Texas on March 20,
                       2000 (incorporated by reference to the Company's Report on Form 8-K dated
                       March 20, 2000).

         4.1*    --    Amended and Restated Articles of Incorporation of the Company.

         4.2*    --    Amended and Restated Bylaws of the Company.

         5.1**   --    Opinion of Andrews & Kurth L.L.P. as to the legality of the common stock being registered.

        23.1     --    Consent of Arthur Andersen LLP.

        23.2     --    Consent of Ryder Scott Company, L.P.

        23.3     --    Consent of Sproule Associates, Inc.

        23.4**   --    Consent of Andrews & Kurth L.L.P. (included in Exhibit 5.1 above).

        23.5     --    Acknowledgement of Arthur Andersen LLP.

        24.1**   --    Power of Attorney (included on signature page).


* Incorporated by reference from the Company's Registration Statement on Form S-1 (File No. 333-96331).


** Previously filed.


ITEM 17. UNDERTAKINGS

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Coho pursuant to the foregoing provisions, or otherwise, Coho has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Coho of expenses incurred or paid by a director, officer or controlling person of Coho in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Coho will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether this type of indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made pursuant to this registration statement, a post-effective amendment to this registration statement to include any material


--------------------------------------------------------------------------------
      information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned registrant undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


--------------------------------------------------------------------------------

SIGNATURES



         Pursuant to the requirements of the Securities Act of 1933, Coho Energy, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on January 3, 2001.



                                             COHO ENERGY, INC.

                                             By:    /s/ MICHAEL MCGOVERN
                                             ----------------------------------
                                                  Michael McGovern
                                                  President and
                                                  Chief Executive Officer



         In accordance with the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates stated.



DATE                       SIGNATURE                                      TITLE
----                       ---------                                      -----
January 3, 2001     /s/ Michael McGovern                               President, Chief Executive Officer
--------------------------------------------------                     (Principal Executive Officer)
                  Michael McGovern


January 3, 2001                      *                                 Chief Financial Officer
--------------------------------------------------                     (Principal Financial Officer)
                  Gary L. Pittman


January 3, 2001                      *                                 Controller
--------------------------------------------------                     (Principal Accounting Officer)
                  Susan J. McAden


January 3, 2001                     *                                  Director
-----------------------------------------------------
                  Eugene L. Davis


January 3, 2001                     *                                  Director
-----------------------------------------------------
                  John G. Graham


January 3, 2001                     *                                  Director
-----------------------------------------------------
                  James E. Bolin



--------------------------------------------------------------------------------

DATE                       SIGNATURE                                      TITLE
----                       ---------                                      -----
January 3, 2001            *                                           Director
-----------------------------------------------------
                  Ronald Goldstein


January 3, 2001            *                                           Director
-----------------------------------------------------
                  Michael Salvati


*By:  /s/ MICHAEL MCGOVERN
      ----------------------------------------------
         Michael McGovern
         as Attorney-In-Fact



--------------------------------------------------------------------------------

                                INDEX TO EXHIBITS


       EXHIBIT
       NUMBER                                          DESCRIPTION
       -------                                         -----------
         2.1*    --    Debtor's First Amended and Restated Chapter 11 Plan of Reorganization as filed with the United States Bankruptcy Court for the Northern District of Texas on
                       February 14, 2000.

         2.2*    --    Debtor's First Amended and Restated Disclosure Statement with Respect to the
                       Joint Plan of Reorganization under Chapter 11 of the United States Bankruptcy
                       Code as filed with the United States Bankruptcy Court for the Northern
                       District of Texas on February 14, 2000.

         2.3     --    Findings of Fact, Conclusions of Law, and Order Confirming Debtors' First
                       Amended and Restated Chapter 11 Plan of Reorganization as filed with the
                       United States Bankruptcy Court for the Northern District of Texas on March 20,
                       2000 (incorporated by reference to the Company's Report on Form 8-K dated
                       March 20, 2000).

         4.1*    --    Amended and Restated Articles of Incorporation of the Company.

         4.2*    --    Amended and Restated Bylaws of the Company.

         5.1**   --    Opinion of Andrews & Kurth L.L.P. as to the legality of the common stock being registered.

        23.1     --    Consent of Arthur Andersen LLP.

        23.2     --    Consent of Ryder Scott Company, L.P.

        23.3     --    Consent of Sproule Associates, Inc.

        23.4**   --    Consent of Andrews & Kurth L.L.P. (included in Exhibit 5.1 above).

        23.5     --    Acknowledgement of Arthur Andersen LLP.

        24.1**   --    Power of Attorney (included on signature page).

* Incorporated by reference from the Company's Registration Statement on Form S-1 (File No. 333-96331).

** Previously filed.


--------------------------------------------------------------------------------